Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-98965, 333-98967 and 333-120269 on Form S-8, and Registration Statement No. 333-105358 on Form S-3 of our report dated April 1, 2005 (April 11, 2005 as to Note 14), relating to the consolidated financial statements of Verint Systems Inc., and our report dated April 1, 2005 relating to management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Verint Systems Inc. for the year ended January 31, 2005.

/s/ Deloitte &Touche LLP

Jericho, New York

April 18, 2005